Exhibit 99
Best Buy Reports Better-than-Expected Second Quarter Results
Enterprise Comparable Sales Increased 6.2%
GAAP Diluted EPS Increased 28% to $0.86
Non-GAAP Diluted EPS Increased 32% to $0.91
Raising FY19 Financial Guidance

MINNEAPOLIS, August 28, 2018 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the second quarter ended August 4, 2018 (“Q2 FY19”), as compared to the second quarter ended July 29, 2017 (“Q2 FY18”). The company reported Q2 FY19 GAAP diluted earnings per share of $0.86, an increase of 28% from $0.67 in Q2 FY18. Non-GAAP diluted earnings per share for Q2 FY19 were $0.91, an increase of 32% from $0.69 in Q2 FY18.

	Q2 FY19	Q2 FY18
Revenue ($ in millions):
Enterprise	$9,379	$8,940
Domestic segment	$8,639	$8,272
International segment	$740	$668
Enterprise comparable sales % change	6.2%	5.4%
Domestic comparable sales % change	6.0%	5.4%
Domestic comparable online sales % change	10.1%	31.2%
International comparable sales % change	7.6%	4.7%
Operating Income:
GAAP operating income as a % of revenue	3.6%	3.6%
Non-GAAP operating income as a % of revenue	3.8%	3.6%
Diluted Earnings per Share ("EPS"):
GAAP diluted EPS	$0.86	$0.67
Non-GAAP diluted EPS	$0.91	$0.69
For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

“We are happy to report strong top- and bottom-line results for the second quarter that exceeded our expectations,” said Hubert Joly, Best Buy’s chairman and CEO. “Our comparable sales growth was helped by the favorable environment in which we operate and driven by how customers are responding to the unique and elevated experience we are building. We are particularly encouraged with the continued progress of our Net Promoter Scores and our continued market share gains. We are excited about the progress we are making on the implementation of our Best Buy 2020 strategy and the opportunities in front of us.”

Joly continued, “As a result of the strong performance in the first half of the year and our updated expectations for the back half, we are raising our full-year sales and earnings guidance.”

Best Buy CFO Corie Barry said, “For the full year, we now expect FY19 comparable sales growth of 3.5% to 4.5% versus our original guidance of flat to growth of 2.0%, and we are raising our expectation for our non-GAAP diluted EPS to a range of $4.95 to $5.10 versus our original guidance of $4.80 to $5.00.”

Barry added, “We continue to expect a non-GAAP operating income rate of approximately 4.5% for the full year, which is flat to FY18 on a 52-week basis. As we invest in the implementation of our strategy, the profitability profile of our quarters is not completely linear on a year-over-year basis. For example, in the second quarter, we expanded our non-GAAP operating income rate 20 basis points. In the back half, consistent with our annual outlook when we entered the year, we are expecting a non-GAAP operating income rate decline in the third quarter followed by an increase in the fourth quarter to result in our expectation for an approximately flat rate to last year on a full-year basis. Similar to the past several years, we remain focused on managing the business for long-term success rather than ensuring a straight-line quarterly operating income rate performance.”

FY19 Financial Guidance

Note: FY19 has 52 weeks compared to 53 weeks in FY18. The extra week occurred in Q4 FY18 and was approximately $760 million in revenue and approximately $0.20 of non-GAAP diluted EPS.

Best Buy is raising its full-year FY19 financial outlook to the following:

•	Enterprise revenue of $42.3 billion to $42.7 billion

•	Enterprise comparable sales growth of 3.5% to 4.5%[1] versus original guidance of flat to growth of 2.0%

•	Enterprise non-GAAP operating income rate of approximately 4.5%[2], flat to FY18 on a 52-week basis

•	Non-GAAP effective income tax rate of approximately 24.5%[2]

•	Non-GAAP diluted EPS of $4.95 to $5.10[2], growth of 12% to 15%, versus original guidance of $4.80 to $5.00

Best Buy is providing the following Q3 FY19 financial outlook:

•	Enterprise revenue of $9.4 billion to $9.5 billion

•	Enterprise comparable sales growth of 2.5% to 3.5%

•	Domestic comparable sales growth of 2.5% to 3.5%

•	International comparable sales growth of 2.0% to 4.0%

•	Non-GAAP effective income tax rate of approximately 25.0%[2]

•	Diluted weighted average share count of approximately 281 million

•	Non-GAAP diluted EPS of $0.79 to $0.84[2], growth of 1% to 8%

Domestic Segment Q2 FY19 Results

Domestic Revenue
Domestic revenue of $8.64 billion increased 4.4% versus last year, driven by comparable sales growth of 6.0%, partially offset by the loss of revenue from 292 Best Buy Mobile and 17 large-format store closures over the past year. The comparable sales growth of 6.0% included an approximate 150-basis point benefit from a calendar shift resulting from the extra week in FY18.

From a merchandising perspective, the company generated comparable sales growth across multiple categories, with the largest drivers being home theater, computing, appliances, gaming, mobile phones and smart home. These positive drivers were partially offset by declines in digital imaging and tablets.

Domestic online revenue of $1.21 billion increased 10.1% on a comparable basis, primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 80 basis points to 14.0% versus 13.2% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 23.8% versus 24.0% last year. The gross profit rate decline of approximately 20 basis points was driven primarily by higher supply chain costs, including both investments and higher transportation costs, and the national rollout of the Total Tech Support offer. These pressures were partially offset by improved product margin rates, which include the benefit of gross profit optimization initiatives.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A was $1.71 billion, or 19.8% of revenue, versus $1.67 billion, or 20.2% of revenue, last year. SG&A increased primarily due to growth investments and higher variable costs associated with increased revenue. These increases were partially offset by cost reductions and lower incentive compensation.

International Segment Q2 FY19 Results

International Revenue
International revenue of $740 million increased 10.8% versus last year. This increase was primarily driven by comparable sales growth of 7.6%, due to both Canada and Mexico, sales from six new store locations opened in Mexico in the past year and approximately 60 basis points of positive foreign currency impact.

International Gross Profit Rate
International gross profit rate was 23.1% versus 25.1% last year. The gross profit rate decrease of approximately 200 basis points was mainly due to a lower year-over-year gross profit rate in Canada, which was primarily driven by lower rates in the home theater and mobile phone categories.

International SG&A
International SG&A was $165 million, or 22.3% of revenue, versus $161 million, or 24.1% of revenue, last year. SG&A increased primarily due to higher variable costs associated with increased revenue and the negative impact of foreign exchange rates.

Dividends and Share Repurchases

In Q2 FY19, the company returned a total of $499 million to shareholders through dividends of $125 million and share repurchases of $374 million, or 5.0 million shares. On a year-to-date basis, the company has returned a total of $1.03 billion to shareholders through dividends of $253 million and share repurchases of $774 million, or 10.6 million shares. On March 1, 2018, the company announced the intent to spend $1.5 billion on share repurchases during FY19.

Income Taxes

In Q2 FY19, the GAAP effective tax rate was 25.7% versus 32.6% last year. On a non-GAAP basis, the effective tax rate was 25.4% versus 32.6% last year. The lower GAAP and non-GAAP effective tax rates were primarily due to the impacts from the Tax Cuts and Jobs Act of 2017, which included a reduction in the U.S. statutory corporate tax rate.

GreatCall Acquisition

On August 15, 2018, the company announced that it signed a definitive agreement to acquire GreatCall, Inc. for $800 million in cash. The transaction is subject to regulatory approvals and other customary closing conditions and is expected to close by the end of Best Buy's Q3 FY19. The company expects the impact of the acquisition on its non-GAAP earnings to be neutral in FY19 and FY20 and accretive by FY21.3 The expected impact from the acquisition is not currently reflected in the company’s financial guidance.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 28, 2018. A webcast of the call is expected to be available at www.investors.bestbuy.com, both live and after the call.

Notes:
(1) On March 1, 2018, the company announced its intent to close all of the remaining 257 Best Buy Mobile stand-alone stores in the U.S. As a result, all revenue related to these stores has been excluded from the comparable sales calculation beginning in March 2018.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

(3) Non-GAAP earnings exclude the impact of purchase accounting and acquisition-related transaction costs.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which the company operates, changes in consumer preferences or confidence, changes in consumer spending and debt levels, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, trade restrictions or changes in the costs of imports, competitive initiatives of competitors (including pricing actions and promotional activities), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, the effects of tax reform, foreign currency fluctuation, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees and management, failure to achieve anticipated expense and cost reductions, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which the company will incur costs, development of new businesses, failure to complete or achieve anticipated benefits of announced transactions (including with respect to the GreatCall transaction, the risks that conditions to the completion of the transaction may not be satisfied, closing of the transaction may not occur or may be delayed, revenues following the transaction may be lower than expected, operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, and suppliers) may be greater than expected and the company may assume unexpected risks and liabilities from the transaction), and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on April 2, 2018. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Revenue	$9,379	$8,940	$18,488	$17,468
Cost of goods sold	7,150	6,787	14,134	13,293
Gross profit	2,229	2,153	4,354	4,175
Gross profit %	23.8%	24.1%	23.6%	23.9%
Selling, general and administrative expenses	1,877	1,830	3,707	3,552
SG&A %	20.0%	20.5%	20.1%	20.3%
Restructuring charges	17	2	47	2
Operating income	335	321	600	621
Operating income %	3.6%	3.6%	3.2%	3.6%
Other income (expense):
Investment income and other	13	7	24	18
Interest expense	(19)	(18)	(38)	(37)
Earnings before income tax expense	329	310	586	602
Income tax expense	85	101	134	205
Effective tax rate	25.7%	32.6%	22.8%	34.1%
Net earnings	$244	$209	$452	$397

Basic earnings per share	$0.88	$0.69	$1.61	$1.29
Diluted earnings per share	$0.86	$0.67	$1.58	$1.27

Dividends declared per common share	$0.45	$0.34	$0.90	$0.68

Weighted-average common shares outstanding
Basic	279.0	304.1	280.8	306.7
Diluted	283.7	310.8	286.0	313.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

	August 4, 2018	July 29, 2017
Assets
Current assets
Cash and cash equivalents	$1,865	$1,365
Short-term investments	465	2,125
Receivables, net	915	965
Merchandise inventories	5,016	5,167
Other current assets	510	456
Total current assets	8,771	10,078
Property and equipment, net	2,432	2,327
Goodwill	425	425
Other assets	365	614
Total assets	$11,993	$13,444

Liabilities and equity
Current liabilities
Accounts payable	$5,338	$5,072
Unredeemed gift card liabilities	275	383
Deferred revenue	438	427
Accrued compensation and related expenses	318	309
Accrued liabilities	801	787
Accrued income taxes	12	83
Current portion of long-term debt	47	44
Total current liabilities	7,229	7,105
Long-term liabilities	777	682
Long-term debt	801	1,310
Equity	3,186	4,347
Total liabilities and equity	$11,993	$13,444

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	August 4, 2018	July 29, 2017
Operating activities
Net earnings	$452	$397
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation	358	329
Restructuring charges	47	2
Stock-based compensation	63	67
Deferred income taxes	5	9
Other, net	—	(2)
Changes in operating assets and liabilities:
Receivables	120	401
Merchandise inventories	187	(285)
Other assets	(53)	(45)
Accounts payable	485	15
Other liabilities	(430)	(237)
Income taxes	(126)	41
Total cash provided by operating activities	1,108	692

Investing activities
Additions to property and equipment	(375)	(296)
Purchases of investments	—	(2,221)
Sales of investments	1,565	1,806
Proceeds from property disposition	—	2
Other, net	10	1
Total cash provided by (used in) investing activities	1,200	(708)

Financing activities
Repurchase of common stock	(774)	(771)
Issuance of common stock	29	125
Dividends paid	(253)	(208)
Repayments of debt	(523)	(19)
Other, net	(3)	(1)
Total cash used in financing activities	(1,524)	(874)

Effect of exchange rate changes on cash	(16)	18
Increase (decrease) in cash, cash equivalents and restricted cash	768	(872)
Cash, cash equivalents and restricted cash at beginning of period[1]	1,300	2,433
Cash, cash equivalents and restricted cash at end of period[1]	$2,068	$1,561

(1)
Included within the beginning and ending cash, cash equivalents and restricted cash balances is restricted cash recorded within Other current assets on the Condensed Consolidated Balance Sheets. For the six months ended July 29, 2017, the impact is a $193 million increase in the beginning balance and a $196 million increase in the ending balance. For the six months ended August 4, 2018, the impact is a $199 million increase in the beginning balance and a $203 million increase in the ending balance.

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
Domestic Segment Results	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Revenue	$8,639	$8,272	$17,051	$16,184
Comparable sales % change	6.0%	5.4%	6.6%	3.4%
Comparable online sales % change	10.1%	31.2%	11.0%	26.8%
Gross profit	$2,058	$1,985	$4,020	$3,856
Gross profit as a % of revenue	23.8%	24.0%	23.6%	23.8%
SG&A	$1,712	$1,669	$3,377	$3,242
SG&A as a % of revenue	19.8%	20.2%	19.8%	20.0%
Operating income	$329	$316	$596	$614
Operating income as a % of revenue	3.8%	3.8%	3.5%	3.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,058	$1,985	$4,020	$3,856
Gross profit as a % of revenue	23.8%	24.0%	23.6%	23.8%
SG&A	$1,712	$1,669	$3,371	$3,242
SG&A as a % of revenue	19.8%	20.2%	19.8%	20.0%
Operating income	$346	$316	$649	$614
Operating income as a % of revenue	4.0%	3.8%	3.8%	3.8%

	Three Months Ended		Six Months Ended
International Segment Results	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Revenue	$740	$668	$1,437	$1,284
Comparable sales % change	7.6%	4.7%	7.0%	4.4%
Gross profit	$171	$168	$334	$319
Gross profit as a % of revenue	23.1%	25.1%	23.2%	24.8%
SG&A	$165	$161	$330	$310
SG&A as a % of revenue	22.3%	24.1%	23.0%	24.1%
Operating income	$6	$5	$4	$7
Operating income as a % of revenue	0.8%	0.7%	0.3%	0.5%

International Segment Non-GAAP Results[1]
Gross profit	$171	$168	$334	$319
Gross profit as a % of revenue	23.1%	25.1%	23.2%	24.8%
SG&A	$165	$161	$329	$310
SG&A as a % of revenue	22.3%	24.1%	22.9%	24.1%
Operating income	$6	$7	$5	$9
Operating income as a % of revenue	0.8%	1.0%	0.3%	0.7%

(1)	For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Consumer Electronics	32%	32%	6.8%	2.5%
Computing and Mobile Phones	45%	47%	4.2%	6.7%
Entertainment	7%	6%	8.5%	15.4%
Appliances	12%	11%	10.3%	5.8%
Services	4%	4%	6.6%	1.5%
Other	—%	—%	N/A	N/A
Total	100%	100%	6.0%	5.4%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Consumer Electronics	29%	31%	0.3%	7.3%
Computing and Mobile Phones	45%	47%	4.5%	0.3%
Entertainment	6%	5%	14.3%	0.5%
Appliances	12%	9%	35.7%	30.8%
Services	6%	6%	11.3%	(1.3)%
Other	2%	2%	51.4%	N/A
Total	100%	100%	7.6%	4.7%

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments and gains or losses on investments. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	August 4, 2018			July 29, 2017
	Domestic	International	Consolidated	Domestic	International	Consolidated
Operating income	$329	$6	$335	$316	$5	$321
% of revenue	3.8%	0.8%	3.6%	3.8%	0.7%	3.6%
Restructuring charges[1]	17	—	17	—	2	2
Non-GAAP operating income	$346	$6	$352	$316	$7	$323
% of revenue	4.0%	0.8%	3.8%	3.8%	1.0%	3.6%

Effective tax rate			25.7%			32.6%
Restructuring charges[1]			(0.3)%			—%
Non-GAAP effective tax rate			25.4%			32.6%

	Three Months Ended			Three Months Ended
	August 4, 2018			July 29, 2017
	Pretax Earnings	Net of Tax[2]	Per Share	Pretax Earnings	Net of Tax[2]	Per Share
GAAP diluted EPS			$0.86			$0.67
Restructuring charges[1]	17	13	0.05	2	2	0.01
Loss on investments, net	—	—	—	5	3	0.01
Non-GAAP diluted EPS			$0.91			$0.69

	Six Months Ended			Six Months Ended
	August 4, 2018			July 29, 2017
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$3,377	$330	$3,707	$3,242	$310	$3,552
% of revenue	19.8%	23.0%	20.1%	20.0%	24.1%	20.3%
Tax reform-related item - employee bonus[3]	(6)	(1)	(7)	—	—	—
Non-GAAP SG&A	$3,371	$329	$3,700	$3,242	$310	$3,552
% of revenue	19.8%	22.9%	20.0%	20.0%	24.1%	20.3%

Operating income	$596	$4	$600	$614	$7	$621
% of revenue	3.5%	0.3%	3.2%	3.8%	0.5%	3.6%
Restructuring charges[1]	47	—	47	—	2	2
Tax reform-related item - employee bonus[3]	6	1	7	—	—	—
Non-GAAP operating income	$649	$5	$654	$614	$9	$623
% of revenue	3.8%	0.3%	3.5%	3.8%	0.7%	3.6%

	Six Months Ended	Six Months Ended
	August 4, 2018	July 29, 2017
	Consolidated	Consolidated
Effective tax rate	22.8%	34.1%
Restructuring charges[1]	0.1%	—%
Non-GAAP effective tax rate	22.9%	34.1%

	Six Months Ended			Six Months Ended
	August 4, 2018			July 29, 2017
	Pretax Earnings	Net of Tax[2]	Per Share	Pretax Earnings	Net of Tax[2]	Per Share
GAAP diluted EPS			$1.58			$1.27
Restructuring charges[1]	$47	$36	0.12	$2	$1	—
Tax reform-related item - employee bonus[3]	7	5	0.02	—	—	—
Loss on investments, net	—	—	—	5	3	0.01
Non-GAAP diluted EPS			$1.72			$1.28

(1)	Represents charges primarily associated with the closure of our Best Buy Mobile stand-alone stores in the U.S.

(2)
The non-GAAP adjustments relate primarily to adjustments in the United States and Canada. As such, the income tax charge is calculated using the statutory tax rates for the United States (24.5% for the periods ended August 4, 2018, and 38.0% for the periods ended July 29, 2017) and Canada (26.9% for the periods ended August 4, 2018, and 26.6% for the periods ended July 29, 2017), applied to the non-GAAP adjustments of each country.

(3)
Represents final adjustments for amounts paid and associated taxes related to a one-time bonus for certain employees announced in response to future tax savings created by the Tax Cuts and Jobs Act enacted into law in the fourth quarter of fiscal 2018.

Return on Assets and Non-GAAP Return on Invested Capital
The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations, (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	August 4, 2018[1]	July 29, 2017[1]
Net earnings	$1,055	$1,198
Total assets	12,977	13,699
ROA	8.1%	8.7%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	August 4, 2018[1]	July 29, 2017[1]
Net Operating Profit After Taxes ("NOPAT")
Operating income - continuing operations	$1,822	$1,814
Operating income - discontinued operations	1	2
Total operating income	1,823	1,816
Add: Operating lease interest[2]	234	233
Add: Non-GAAP operating income adjustments[3]	163	12
Add: Investment income	56	41
Less: Income taxes[4]	(736)	(786)
Non-GAAP NOPAT	$1,540	$1,316

Average Invested Capital
Total assets	$12,977	$13,699
Less: Excess cash[5]	(2,427)	(3,133)
Add: Capitalized operating lease obligations[6]	3,907	3,880
Total liabilities	(9,385)	(9,245)
Exclude: Debt[7]	1,219	1,358
Average Invested Capital	$6,291	$6,559

Non-GAAP ROIC	24.5%	20.1%

(1)
Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)
Operating lease interest represents the add-back to operating income to properly reflect the total interest expense that the company would incur, if its operating leases were capitalized or owned. The add-back is calculated by multiplying the trailing 12-month total rent expense by 30%. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(3)
Includes continuing operations adjustments for tax reform-related items, restructuring charges and a discontinued operations adjustment for a gain on sale of property. Additional details regarding the non-GAAP operating income from continuing operations adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within our quarterly earnings releases. For additional details on the operating income from discontinued operations adjustment, refer to Note 2, Discontinued Operations, in the Notes to Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

(4)
Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 38.0% for the periods presented) and Canada (with a statutory rate ranging from 26.6% to 26.9% for the periods presented).

(5)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)
Capitalized operating lease obligations represent the estimated assets that the company would record, if the company's operating leases were capitalized or owned. The obligation is calculated by multiplying the trailing 12-month total rent expense by the multiple of five. This multiple is used for the retail sector by one of the nationally recognized credit rating agencies that rates the company's credit worthiness, and the company considers it to be an appropriate multiple for its lease portfolio.

(7)
Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.